Exhibit 99.1

ASTROTECH’S CEO MAKES INVESTMENT IN THE COMPANY

Austin, Texas – April 17, 2019 –

Astrotech Corporation ("Astrotech" or the "Company") (NASDAQ: ASTC) today announced that it has entered into and closed a private placement of the sale of its equity securities for aggregate gross proceeds to the Company of approximately $2 million, before deducting offering-related expenses. The Company plans to use the proceeds from the financing primarily for working capital and general corporate purposes.

The Company’s Chairman of the Board and Chief Executive Officer, Thomas B. Pickens III, has purchased, for an aggregate purchase price of approximately $1 million, 280,898 shares of the Company’s series D convertible preferred stock (the “Series D Preferred Stock”),  at a price of $3.56 per share, the consolidated closing bid price of the Company’s common stock on the NASDAQ Capital Market on April 16, 2019. The Series D Preferred Stock is convertible, at the option of the holder, into an aggregate of 280,898 shares of the Company’s common stock  In addition, a current significant Astrotech shareholder has purchased, for an aggregate purchase price of approximately $1 million,  280,898 shares of the Company’s series C convertible preferred stock (the “Series C Preferred Stock”), at a price of $3.56 per share, the consolidated closing bid price of the Company’s common stock on the NASDAQ Capital Market on April 16, 2019. The Series C Preferred Stock is convertible, at the option of the holder, into an aggregate of 280,898 shares of the Company’s common stock.  The holder of the Series C Preferred Stock has agreed to restrict its ability to exercise the Series C Preferred Stock such that the number of shares of the Company common stock held by such holder and its affiliates after such conversion does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws..

This press release is neither an offer to sell nor a solicitation of an offer to purchase the securities described herein..

About Astrotech Corporation

Headquartered in Austin, Texas, Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530